MINING PROPERTY LEASE AGREEMENT

between

James R. Ardoin

and

International STAR, Inc.

MINING PROPERTY LEASE

THIS LEASE is made effective as of the 2nd day of March, 1998 by and between James R. Ardoin ("Lessor")and International STAR, Inc. ("Lessee").

NOW THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1. DEFINITIONS.

1.1 In this Lease, Including the Exhibits hereto, the following words and expressions shall have the following meanings:

1.2 Gross Proceeds. "Gross Proceeds" shall mean the actual amount received by Lessor from a purchaser of Ore derived from or attributable to the Lands.

1.3 Lands. "Lands" shall mean those lands and placer claims described on Exhibit "A" attached hereto.

1.4 Mineral Interest. "Mineral Interest" shall mean a 100% undivided interest in those lands and placer claims described on Exhibit "A" attached hereto.

1.5 Minerals. "Minerals" shall mean all matter or substances of every nature and character whatsoever (including, but not by way of limitation, base and precious metals and iron) now known or that may be subsequently discovered or subsequently classified as minerals, whether or not at the time of the execution of this Lease any such minerals were given any commercial consideration in connection with this Lease.

1.6 Net Smelter Return. "Net Smelter Return" shall mean the Gross Proceeds received from a smelter or other buyer of Ore, after deduction of smelter and/or refining charges, ore treatment charges, penalties, any and all charges made by the purchaser or Ore, any and all transportation costs incurred by Lessee in connection with the transportation of Ore, all umpire charges which the Lessee may be required to pay, and all taxes levied or imposed upon the removal of the Minerals from the Lands.

1.7 Ore. "Ore" shall mean all material on or in the Lands which contains Minerals which is treated, sold, or processed for its Mineral content and all materials, including without limitations, precipitates and concentrates of Minerals derived from such processing.

1.8 Tailing. "Tailing" shall mean all the residual materials remaining after Ore from the Lands has been treated and processed to remove, extract or separate Minerals therefrom.

1.9 Waste Material. "Waste Material" shall mean any material on the Lands, including but not limited to overburden which Lessee reasonably determines not to process for the recovery of Minerals or reasonably determines not to sell because of its Mineral content.

2. GRANT. In consideration of the payment of $10.00 (USD) (without interest) payable in accordance with Section 3, Lessor hereby leases to Lessee the Mineral interest and the Lands thereto, free and clear of all claims, liens, encumbrances and royalties, except royalties disclosed herein, for the purpose of exploring for Minerals and, if Minerals are discovered on the Lands, for the extraction, treatment, and sale of Minerals. Lessee may sell all Minerals extracted by it from the Lands and retain for its own account all consideration received therefor subject to the terms and conditions of the Lease.

3. TERM. This Lease is granted for an initial term of twenty (20) years from and after the date hereof, Lessee shall have, without cost, the exclusive option to extend and renew the initial term of the Lease for a further term of twenty (20) years and shall further be entitled to successively renew this Lease for a further term of twenty (20) year terms by so notifying Lessor in writing at least ninety (90) days prior to the expiration of the initial twenty year term or subsequent terms as provided herein. All terms of this Lease shall remain the same during the extended term.

4. PRODUCTION ROYALTY, ACQUISITIONS OF WORKING INTEREST, PAYMENT, AND RECORDS.

   4.1 Production Royalties. Lessee shall pay to Lessor a production royalty of two percent (2%) Net Smelter Return obtained by Lessee from all Ore removed from the Lands. Lessor covenants and agrees that this is the only royalty payable by Lessee. Lessor agrees to indemnify and hold harmless the Lessee from any claims or demands of whatsoever nature wherein a party alleges entitlement to a further royalty concerning the Lands.

   4.2 Option Royalty Buy Out. Lessor grants to Lessee the irrevocable option to pay Lessor $5,000,000.00(USD) in return for the cancellation of the two percent (2%) Net Smelter Return royalty herein. Lessor agrees that any Net Smelter Return royalties paid by the Lessee to Lessor or its assignee, if any, prior to exercise of this buy out option shall be credited to, and reduce the buy out amount.

   4.3 Payment of Production Royalties. Payments of the Net Smelter Return royalty shall be made as follows: (I) In the case of Ore which is not treated by Lessee prior to sale, within 60 days after shipment of Ore from the Lands, (II) In the case of Ore treated by or for Lessee, whether on or off the Lands, prior to sale, within 60 days after shipment of Ore from the place of treatment. At the time of making such payment, Lessee shall deliver to Lessor a copy or summary of the mill or smelter settlement sheet relating to calculation of the royalties.

   4.4 Method of Payment. All payments by Lessee to Lessor shall be delivered to Lessor at Lessor's address for notice purposes, as set forth below, or for the account of Lessor at such bank as Lessor may designate from time by written notice to Lessee. Any such bank shall be deemed the agent of Lessor only for the purpose of receiving payments.

Within ninety (90) days after the end of Lessee's fiscal year, Lessee will furnish an unaudited year-end statement showing the amount of royalties paid to Lessor during the fiscal year in the form required by taxing authorities. All year-end statements shall be conclusively presumed true and correct after the expiration of sixty (60) days from the date furnished, unless within the 60-day period Lesser takes written exception, specifying with particularity the items excepted to and the ground for each exception.

5. CONDUCT OF OPERATIONS.

5.1 General. Lessee's operations hereunder shall be conducted in a professional and miner-like manner and consistent with the best practicable exploration, mining, and treatment practices.

The timing, nature, manner, and extent of any exploration, development, or mining operations shall be within the sole discretion of Lessee, and Lessee shall have complete and absolute control with respect to the manner and nature of work performed and as to whether work, if any, is undertaken. Lessee may use and employ such methods of mining as it may desire or find most profitable. Lessee shall not be required to mine, preserve, or protect in its mining operation any minerals which under good mining practices cannot be mined, shipped, and recovered at a reasonable profit to Lessee at the time encountered.

5.2 Access by Lessor. Lessor or its designated representative shall, at its own risk and so as not to hinder unreasonable the operations of Lessee, have the right to inspect all Improvements and facilities of Lessee on the Lands, or used in connection with extraction, treating or transporting Ore from the Lands, once per month, and upon reasonable prior written notice, and Lessee shall cooperate in such inspections and make competent personnel available to explain its activities and operations to Lessor.

6. TAXES

6.1 Lessee Taxes. Lessee shall pay all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this lease upon the Lands and the activities of Lessee in connection with development of the Lands. All such taxes for the year in with the Lease commences and the year in which it terminates shall be prorated to date of occupancy between Lessor and Lessee. Lessee shall have the right to contest, in the courts or otherwise, in its own name or in the name of Lessor (if Lessor consents), the validity or amount of any such taxes or assessments payable by Lessee, if it deems the same unlawful, unequal or excessive, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof before it shall be required to pay the same. In the event Lessee elects to so contest such taxes or assessments, Lessee shall provide Lessor a bond or other reasonable assurance of payment as provided herein.

7. LIENS AND ENCUMBRANCES

7.1 Lease Liens and Encumbrances. Lessee may grant a lien or encumbrance against the Lands if to do so would further operations or financing of operations, in the event any such claim, lien or encumbrance is acquired by any third person, Lessee shall promptly discharge the same prior to termination of the Lease.

7.2 Liens and Encumbrances. Lessor represents and warrants that it shall not, during the term hereof, as a result of any act or inaction by Lessor suffer or incur any claim, lien or encumbrance against the Mineral interest which would unreasonably interfere with Lessee's activities under the Lease.

8. TERMINATION

8.1 Termination by Lessor. In the event of any default by Lessee in the performance of its obligations hereunder, Lessor shall give to Lessee written notice to cure the default. If Lessee does not initiate and diligently pursue steps to correct the default within 60 days after receipt of the notice, Lessor may terminate the Lease by delivering to Lessee written notice of such termination. Lessee shall, acting reasonably, determine whether it has acted diligently and produce evidence thereof.

8.2 Terminations by Lessee. Lessee shall have the right to terminate the Lease in whole or in part at any time upon written notice delivered to Lessor, which termination shall take effect upon any future date set forth in the notice, subject to the terms of this Lease, or if no date is specified, upon the date of delivery of the notice. Lessee shall deliver to Lessor such document or documents, duly executed in recordable form, as Lessor shall request to evidence termination of this Lease with respect to the part of the Lands in question. Upon such termination, all right, title and interest of Lessee under this Lease to the part of the lands specified in said notice shall terminate, and Lessee shall not be required to make any further payments or to perform any other obligations hereunder; except payments or obligations which have occurred under the express provisions of the Lease, and which have not been paid or performed.

8.3 Removal of Equipment and Facilities. Upon any termination of this Lease, whether by expiration of the term hereof or by act of either party, Lessee may, within six (6) months from and after the effective date of termination, remove from the Lands all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon provided Lessee shall otherwise comply with all provisions of the Lessee.

9. ASSIGNMENT

9.1 Assignment by Lessor. Lessor shall have the right to assign its interest under this Lease at any time, subject to all of the terms hereof. No change or division in ownership of the Lands, however accomplished, shall be binding upon Lessee until 30 days after Lessee has been furnished with a copy

of the instrument of conveyance properly evidencing the change or diviation.

9.2 Assignment by Lessee. Lessee shall have the right to assign the Lease and any of its rights, duties, or obligations hereunder, with the prior written consent of Lessor, which consent shall not unreasonably be withheld. Provided, however, that Lessee may assign this Lease at any time to a wholly owned subsidiary without the consent of Lessor. Lessee shall have the right to subcontract with others for the performance of development work hereunder, subject to all of the terms of this Lease, but no such subcontract shall reliever Lessee or its successors or assigns of its obligations to Lessor hereunder.

10. TITLE TO LANDS. Lessor represents and warrants that it has legal and beneficial Interest to the Mineral Interest. In the event, at any time, Lessee becomes aware of any defect in Lessor's title or the Lessor does not have title to any part of the Mineral interest, Lessee shall notify Lessor and provide Lessor such information as Lessee may have concerning the defect or lack of title. Lessor shall have a reasonable time after notice from Lessee of any defect or lack of title by Lessor to cure any defect in its title or obtain title to the portion of the Mineral Interest.

11. REGISTERED LEASE. Lessor covenants and agrees to provide the Lessee with a fully executed copy of this Lease in form registrable in the appropriate mining records office and hereby consents to registration of the Lease. Lessor acknowledges that the Lessee may incorporate an American subsidiary and assign the Lease to such subsidiary for all purposes including registration. Upon due termination of this Lease, Lessee shall provide Lessor with all required documents in order to remove such registration.

12. INDEMNIFICATION. Lessee shall indemnify and save harmless Lessor, its employees, agents, representatives, officers, subsidiaries, contractors, and subcontractors against all liabilities, losses, damages, expenses of whatever kind or character, or any claims thereof for destruction or damage to property, including property of the parties hereto, and for the death of or injury to any person, including employees of the parties hereto, if such loss, destruction or damage to property or death or bodily injury arose out of or was in any way connected with Lessee's activities or the existence of or performance or exercise by Lessee of its rights hereunder or any dangerous or hazardous condition of the Lands whether or not known to Lessor except for any such loss, destruction, or damage to property, or death or bodily injury caused by the sole negligence of Lessor, its employees, agents, representatives, officers, subsidiaries, contractors, or subcontractors. In addition, Lessee shall pay to Lessor all reasonable attorney's fees incurred by Lessor in enforcing the provisions of this indemnity or in connection with any claim or demand asserted against Lessor which is covered under the terms of this indemnity. Lessee shall assume, on behalf of Lessor, the defense of any lawsuit or administrative proceeding which may be brought against Lessor by reason of Lessee's activities or its use or occupation of the Lands and pay, on behalf of Lessor, upon Lessor's demand, the amount of any judgment that may be entered against in connection therewith.

13. FORCE MAJEURE. Lessee shall not be deemed in default, or to have ceased performance of operations

hereunder, during any period in which performance or operations are prevented by any cause reasonably beyond the control of Lessee, each of which causes is called an event of "Force Majeure". Force Majeure shall include, without limitation, fire, floods, windstorms, other damage from the elements, strikes, labor disputes, riots, unavailability of transportation or necessary equipment, action of government authority, litigation, acts of God and acts of the public enemy. Such an event of Force Majeure shall operate to extend the term of this Lease for a period equal to the period of disability resulting from the event of Force Majeure. Notwithstanding the above, the term of this Lease may only be extended for a maximum term of one year beyond the original Lease expiration date. All periods of Force Majeure shall be deemed to begin at the time Lessee stops performance or operations hereunder by reason of Force Majeure, and Lessee shall notify Lessor of the beginning and ending date of each such period as soon as possible thereafter.

Nothing herein shall limit Lessee's obligation to pay Advance Minimum Royalties and/or Production Royalties as provided in this Lease.

14. CURRENCY. All references herein to money shall mean the currency of the United States of America.

15. COMPLIANCE WITH LAWS. Lessee shall comply with all federal, state and local laws, rules and regulations applicable to the conduct of its activities on the Lands, or in any way connected therewith including without limitation, laws, rules and regulations relating to environmental protection and pollution control and abatement, worker's compensation and other employee benefit laws, the exploration, development and mining activities conducted by Lessee on the Lands, and laws relating to the safety of the public and forest fire prevention.

16. AFFILIATES. For purposes of this Lease, a person, corporation or other entity shall be deemed to be an affiliate of Lessee if, as a practical matter, whether through equity ownership or through contractual obligations, either Lessee or the entity can control, either directly or indirectly, the actions of the other, or the entity and Lessee are under the common control, directly or indirectly, of some third person, corporation or other entity.

If Ore produced or attributable to the Lands is sold to, treated or otherwise processed by any person affiliated with Lessee, or if Lessee shall enter into any other contract relating to the Lnds with any person affiliated with Lessee, prior to execution of any such agreement, Lessee shall provide to Lessor an affidavit by a responsible officer of Lessee setting forth the terms of such an agreement or arrangement and stating that the terms therof are the result of arm's-length negotiations or are equivalent thereto. Lessee shall also, at Lessor's request, supply Lessor information on other current similar transactions which support Lessee's determination that the agreement or arrangement represents terms equivalent to an arm's-length transaction. Lessee shall not enter into any transaction with an affiliate which is not equivalent to an arm's-length transaction.

17. LICENCES AND PERMITS. Lessee shall obtain and keep in force at all times, all licenses and permits

required for the conduct of its activities on the Lands and shall file all reports or documents required by Federal, state and local laws, rules and regulations. Copies of all such permits and licenses and reports and documents shall be delivered to Lessor.

18. INSURANCE. Lessee shall at all times during the term of this Lease, carry and maintain at its sole cost and expense, all such insurance as required in order to properly carry out exploration and development of the Lands.

All insurance required to be carried pursuant to this Paragraph shall be primary and exclusive of any carried by Lessor and shall be exhausted first, notwithstanding that Lessor may have other valid and collectible insurance covering the same risk.

19. STATUS. This Lease does not constitute the parties hereto as partners, mining partners, an unincorporated association or joint ventures, and Lessee shall be deemed solely to be a Lessee under this Lease and otherwise as an independent contractor for all purposes of this Lease and not the agent, servant or employee of Lessor.

20. CONFIDENTIALITY. Lessor agrees that it shall hold confidential and shall not disclose, trade, give away, sell or otherwise make available to any third party, any data or information obtained from Lessee pursuant to the Lease during the term of the Lease; provided however, any specific information which is made public pursuant to the laws of the states in which the Lands are located or by action of a governmental agency or by action of Lessee or which Lessor believes in good faith it is required by law to disclose, shall no longer be considered confidential as to such specific information released.

Lessor and Lessee agree Lessor may make confidential data available to:

(a) third parties who have shown or demonstrated a bona fide interest in taking a farm-out , mineral purchase, or other related agreements affecting the lands

(b) Reputable engineering firms for technical evaluations, and

(c) Reputable financial institutions

22. WAIVER AND MODIFICATION. This Lease may be modified or amended only in writing signed by both parties. Failure of either party to insist on full performance of any obligation of the other party on one or more occasion shall not waive, modify, release or alter in any manner such party's right to insist upon full performance of such obligation in the future.

23. NOTICES. Any notice required or permitted to be given hereunder shall be deemed properly given upon delivering the same personally to the party to be notified, or upon faxing such notice or upon mailing such notice, by registered or certified mail, return receipt requested, to the party to be notifies, at the address hereinafter set forth, or such other address within the United States of America as the party to be notified may have designated prior thereto by written notice to the other.

Lessor: James R. Ardoin
6305 Carl Ave.
Las Vegas, NV 89108

Lessee: International STAR, Inc.
3996 N. 5th E.
Idaho Falls, ID 83401

Copy to: David Johnson, Attorney
1510 W. Broadway
Idaho Falls, ID 83402

23. RECORDING. Whenever requested to do so by Lessee during the term hereof, Lessor shall execute a memorandum of this Lease in order to place on record Lessee's rights and interests in the Lands hereunder. The Memorandum shall contain or describe those items and provisions of this Lease which the parties deem necessary in order to comply with the applicable recording laws of the state where the Lands are located. All statutory recording fees for recording the memorandum shall be paid by the Lessee.

24. GENERAL.

24.1 Paragraph Headings. The paragraph headings in this Lease are inserted for convienence only and shall not be considered a part of this Lease or used in its interpretation.

24.2 Governing Law. The Lease shall be governed by the laws of the state where the Lands are located.

24.3 Time of Essence. Time shall be of the essence of this Lease.

24.4 Use of Plural, Singular, Etc. In the construction of the provisions of this Lease, words in the singular number include the plural number and words denoting persons include forms and corporations, and vice verse.

24.5 Commissions. Lessee represents and warrants to Lessor that it had not incurred or committed for the payment of any brokerage fee, finder's fee, commission or other similar payment in connection with the acquisition of this Lease.

24.6 Entire Agreement. This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof and merges and replaces all prior negotiations, discussions, representations, warranties, promises and agreements of the parties with respect to the subject matter hereof.

24.7 Approvals. Notwithstanding anything to the contrary herein contained, this Agreement shall be

subject to acceptance for filing by the regulatory bodies. The parties agree to each use their best efforts to obtain said acceptance.

24.8 Severability. If any one or more of the provisions contained herein should be invalid, unenforceable, or illegal in any respect in any jurisdiction, the validity ,legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

24.9 Further Assurances. The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect this Lease to its full extent.

24.10 Enurement. This lease shall enure to the benefit and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS THEREOF, the above parties hereto have caused this Lease to be executed as of the date first above written.

Lessor

Per: James R. Ardoin

James R. Ardoin

Lessee

Per: Milo M. [signature]

Milo M. Larsen

President, International STAR, Inc.

STATE OF NEVADA
COUNTY OF CLARK
On this 28th day of February 1998
Before me, A Notary Public in and for State personally appeared JAMES R. ARDOIN Known to me to be the person whose name subscribed to the within Instrument, and acknowledged to me that he executed the same.

C Koenig
NOTARY PUBLIC

C. KOENIG
Notary Public - Nevada
My appt. exp. Aug. 9, 2000
No. 96-3787-1

State of Idaho)
S.S.
County of Bonneville)

On this 27th day of FEBRUARY, 1998, before me, a Notary Public in and for said State personally appeared MILO M. LARSEN known to me to be the person(s) whose name(s) subscribed to the within instrument, and acknowledged to me that HE executed the same.

[signature], Notary Public

Residing at IDAHO FALLS, Idaho

Commission expires: 11-04-00

ATTACHMENT A

International STAR, Inc. will sign lease contracts on the following properties:

Section A

AWA 43 Section 12 - AMC#349555 BK 3026 Pg 612 Township 27N Range 21W

AWA 44 Section 12 - AMC#349556 BK 3026 Pg 614 Township 27N Range 21W

AWA 45 Section 12 - AMC#349557 BK 3026 Pg 616 Township 27N Range 21W

AWA 46 Section 12 - AMC#349558 BK 3026 Pg 618 Township 27N Range 21W

Section B

AWA 34 Section 2 - AMC#349551 BK 3026 Pg 620 Township 27N Range 21W

AWA 37 Section 1 - AMC#349552 BK 3026 Pg 622 Township 27N Range 21W

AWA 36 Section 2 - AMC#349553 BK 3026 Pg 624 Township 27N Range 21W

AWA 39 Section 1 - AMC#349554 BK 3026 Pg 626 Township 27N Range 21W

Section C

AWA 26 Section 35 - AMC#349547 BK 3026 Pg 596 Township 28N Range 21W

AWA 28 Section 35 - AMC#349548 BK 3026 Pg 598 Township 28N Range 21W

AWA 29 Section 36 - AMC#349549 BK 3026 Pg 600 Township 28N Range 21W

AWA 31 Section 36 - AMC#349550 BK 3026 Pg 602 Township 28N Range 21W

Section D

AWA 18 Section 15 - AMC#349543 BK 3026 Pg 588 Township 28N Range 21W

AWA 20 Section 15 - AMC#349544 BK 3026 Pg 590 Township 28N Range 21W

AWA 21 Section 14 - AMC#349545 BK 3026 Pg 592 Township 28N Range 21W

AWA 23 Section 14 - AMC#349546 BK 3026 Pg 594 Township 28N Range 21W

LIMITED POWER OF ATTORNEY

TO ALL PERSONS, be it known, that we, the undersigned, do hereby grant a limited and specific power of attorney to James R. ~~Argon as~~ ARDOIN their attorney-in-fact.

The above named attorney-in-fact shall have full power and authority to undertake and perform the following acts on their behalf to the same extent as if the undersigned had done so personally:

1. Execution of location certificates and the recording and filing of same with the required authorities, offices or agencies.
2. Execution of annual reports and filings such as small miners exemptions, annual assessment affidavits with the BLM or other regulatory agencies.
3. Agreements, farm-outs or contracts pertaining to the operation and management of mining properties in which the attorney-in-fact shares a common interest with the undersigned.

The attorney-in-fact agrees to accept this appointment subject to the terms, and agrees to act and perform in said fiduciary capacity consistent with the best interests as he or she in his or her discretion deems advisable, and we ratify all acts so carried out.

The power of attorney may be revoked by the Grantors hereof at any time, and shall automatically be revoked upon Grantor's death, provided any person relying on this power of attorney consistent with the powers granted herein until in receipt of actual notice of revocation.

Signed by the Grantors hereon on this 17 day of February, 1998.

T.D. BARNES	Doris W. Barnes DORIS W. BARNES
Sandra M. Ardoin SANDRA M. ARDOIN	Kenneth J. Ardoin KENNETH J. ARDOIN
Eric Ardoin ERIC J. ARDOIN	Howard Sadlier HOWARD SADLIER
Colleen J. Ratigan COLLEEN J. RATIGAN	